UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The

Securities Exchange Act of 1934

November 18, 2010

Date of Report (Date of earliest event reported)

ANTIGENICS INC.

(Exact name of registrant as specified in its charter)

DELAWARE	000-29089	06-1562417
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3 Forbes Road Lexington, MA		02421
(Address of principal executive offices)		(Zip Code)

781-674-4400

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On November 18, 2010, Antigenics Inc. (the “Company”) entered into separate Securities Exchange Agreements (the “Agreements”) with Bruce Fund Inc. and Professional Life and Casualty, holders of an aggregate principal amount of $1,500,000 of the Company’s 5.25% convertible senior notes due February 2025 (the “Bonds”), to issue 1,401,099 shares of the Company’s common stock, par value $0.01 (the “Shares”) in exchange for cancellation of the Bonds, including accrued and unpaid interest.

On November 18, 2010, the Company entered into an agreement (the “Fifth Amendment of Rights Agreement”) with Ingalls & Synder Value Partners L.P. (“Ingalls”), the majority holder of the Company’s Senior Secured Convertible Notes issued on October 30, 2006 (the “2006 Notes”). The Fifth Amendment of Rights Agreement amended the definition of an Event of Default under the 2006 Notes to exclude the redemption and repurchase of the Bonds, along with accrued but unpaid interest, in exchange for the Shares and waived certain anti-dilutive rights of the holders of the 2006 Notes upon the Company’s issuance and sale of the Shares.

Item 3.02. Unregistered Sales of Equity Securities.

As described in Item 1.01 above, the Company will issue the Shares to Bruce Fund Inc. and Professional Life and Casualty in exchange for the Bonds. The Shares will not be registered under the Securities Act of 1933 (the “Act”). The Company will issue the Shares in a transaction exempt from the registration requirements of the Act by virtue of the exemption provided for in Section 3(a)(9) of the Act for securities exchanged by the issuer with an existing security holder. No commission or other remuneration was paid or given directly or indirectly for soliciting such exchange. Please see the discussion under Item 1.01 of this Current Report on Form 8-K for additional information regarding the transaction.

Item 8.01 Other Events.

On November 18, 2010, the Company entered into a waiver agreement (the “Waiver”) with Ingalls, the majority holder of the Company’s Senior Secured Convertible Notes issued on October 30, 2006 (the “2006 Notes”), whereby Ingalls waived all of their rights under Sections 4 and 7(a) of the 2006 Notes with respect to the Company’s sale and issuance of common shares pursuant to an At Market Issuance Sales Agreement between the Company and McNicoll, Lewis & Vlak LLC and Wm Smith & Co. dated February 26, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ANTIGENICS INC.
Date: November 22, 2010
	By:	/s/ Shalini Sharp

Shalini Sharp
Chief Financial Officer